EXHIBIT 10.50
111 Robert-Bourassa Blvd., Suite 5000
Montreal, Quebec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

November 3, 2021
Mr. Jacques P. Vachon
Re: Agreement between Jacques P. Vachon and Resolute FP Canada Inc.
Dear Mr. Vachon,
I am pleased to confirm your appointment to the position of Special Advisor to the CEO. You will be expected to dedicate approximately (2 days per week) to carry out the duties assigned to you by the CEO. The terms and conditions of this offer are described below.
Date of Appointment & Term
Your Appointment will be effective January 1, 2022 for a period of 12 months after which time this agreement will automatically terminate unless extended by agreement of both parties.
Monthly Base Salary
As of the effective date, your monthly base salary rate will be at $14,405 per month, less applicable deductions and payable semi-monthly by direct deposit. Your monthly base salary will be subject to the Company’s currency policy for executive pay. For 2022, subject to modifications in accordance with the Company’s currency policy for executive pay, 63.5% of your base salary will be denominated in Canadian dollars and 36.5% will be denominated in US dollars.
Short Term Incentive Plan
You will not participate in the Company’s short term incentive plans adopted by the Company from time to time, including the 2022 Short Term Incentive Plan.
Long Term Incentive Plan
You will not participate in the Company’s Long Term Incentive Plan.
Retirement Plan
You will not participate in the Company’s Defined Contribution Retirement Plan applicable to current permanent employees of the Resolute FP Canada Inc.
You will not participate in the Company’s DC Make Up Program applicable to Resolute’s Senior Management.
Health and Insurance Benefits
You will be eligible to participate in the Company’s Health and Insurance Benefits program applicable to current permanent employees of Resolute FP Canada Inc. (except for the Short term and Long term plan).

Vacation
You will not be eligible to participate in the Company’s vacation program and any statutory entitlement to vacation pay is included in your annual salary.
Annual Medical Examination
You and your spouse will continue to be eligible to an annual medical examination with Medisys Health Group Inc. which is considered a taxable benefit.
Other
You will be expected to travel to carry out your duties and as such will be eligible to be reimbursed for all reasonable expenses associated with your role. The Company will continue to provide you with a computer and cell phone for the duration of the assignment. In addition, you will continue to be covered by the indemnification policy.
If you have any questions about this offer, please let us know. I look forward to your formal acceptance of this agreement.
/s/ Rémi G. Lalonde
Rémi Lalonde
President and CEO
I have read the herein letter and hereby accept these terms and conditions.

/s/ Jacques P. Vachon	November 3, 2021
Jacques P. Vachon	Date